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                                                                     EXHIBIT 4.7



          THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                             SECURED PROMISSORY NOTE


$3,625,000                                                    New York, New York
                                                  Dated as of:  November 3, 2003

         For value received, the undersigned, Access Integrated Technologies, Inc., a Delaware corporation ("AIT"), whose principal place of business is located at 55 Madison Avenue, Suite 119, Morristown, New Jersey 07960, hereby promises to pay, subject to the terms and conditions herein, to David Gajda (the "Holder") the principal amount of Three Million Six Hundred Twenty-Five Thousand Dollars ($3,625,000).

         This note is one of the Closing Notes referred to in that certain Amendment No. 1 to Stock Purchase Agreement, dated as of November 3, 2003, between and among AIT, Hollywood Software, Inc., a California corporation, David Gajda, Robert Jackovich and Joseph Gunnar & Co., LLC, a New York limited liability company ("Amendment No. 1"). This note is secured as provided in that certain Initial Pledge and Security Agreement of even date herewith, by and among AIT, David Gajda and Robert Jackovich. All capitalized terms not defined herein shall have the meanings ascribed to them in Amendment No. 1.

         This note shall mature upon the earlier of the Effective Time or the occurrence of a Rescission Event.

         Prior to the Effective Time, AIT hereby promises to deliver, subject to the completion of the IPO, to the Holder the Consideration Exchange Deliveries.

         AIT hereby waives grace, diligence, presentment, demand, notice of demand, dishonor, notice of dishonor, protest, notice of protest, any and all exemption rights against the indebtedness evidenced by this note and the right to plead any statute of limitations as a defense to the repayment of all or any portion of this note, and interest thereon, to the fullest extent allowed by law, any and all notices of any kind (other than notices specifically provided for in this note) and, except with respect to its rights provided in the Purchase Agreement, all compensation of cross-demands pursuant to California Code of Civil Procedure Section 431.70, to the extent applicable. No delay, omission and/or failure on the part of Holder in exercising any right and/or remedy hereunder shall operate as a waiver of such right and/or remedy or of any other right and/or remedy of Holder.

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         This note shall be construed and enforced under and pursuant to the laws of the State of New York.

         This note shall continue to be effective or be reinstated, as the case may be, if at any time any delivery made pursuant hereto (whether by AIT, any guarantor of this note or any other person or entity) is rescinded or must otherwise be returned by the Holder upon the bankruptcy or reorganization or otherwise of AIT or any guarantor or any other person or entity, all as though such payment had not been made.

         The failure on the part of the Holder to at any time enforce any of the provisions of this note shall not be deemed or construed to be a waiver of any such provisions, nor in any way to affect the validity of this note or any provision hereof or the right of the Holder to thereafter enforce each and every provision of this note. No waiver of any breach of any of the provisions of this note shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach. This note shall not be assigned or transferred by the Holder without the prior written consent of AIT.

         AIT agrees to pay any and all costs and/or expenses paid and/or incurred by Holder by reason of, as a result of, or in connection with, the collection or enforcement of this note or AIT's obligations hereunder and under the Initial Pledge Agreement and/or any other documents contemplated hereby or thereby, including, but not limited to, any and all attorneys' fees and related costs, whether such costs and/or expenses are paid or incurred in connection with the enforcement of this Note, the Initial Pledge Agreement or any other documents contemplated hereby or thereby, the protection and/or preservation of the collateral or security for this note and/or any other rights, remedies and/or interests of Holder, whether or not suit is filed. AIT's agreement to pay any and all such costs and expenses includes, but is not limited to, costs and expenses incurred in enforcing any judgment obtained by Holder and in connection with any appeals therefrom. All such costs and expenses are immediately due and payable to Holder by AIT whether or not demand therefore is made by Holder.

         AIT hereby represents and warrants to Holder that, by its execution below, AIT has the full power, authority and legal right to execute and deliver this note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of AIT without exception or limitation.


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         This note may be modified only by a written instrument that is executed and delivered by the party against which enforcement of such modification is sought.

                                      ACCESS INTEGRATED TECHNOLOGIES, INC.

                                      By: /s/ A. Dale Mayo
                                          --------------------------------------
                                          A. Dale Mayo
                                          President and Chief Executive Officer





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